Exhibit 10.25

(Translation from Italian)

To: Mr. Marco Brun

[*]

(the “Dirigente”)

Re: Permanent Employment Agreement (hereinafter “Permanent .Employment Agreement’’)

Dear Mr. Brun.

Following the agreements reached, we are pleased to confirm your employment with AleAnna Italia Sri, with registered office in Matera, via XX Settembre 45 (hereinafter “Company”), under the following conditions.

CCNL applied:	National Collective Labor Agreement for Industry Managers, signed by Confindustria e Federmanager and attached hereto (hereinafter “CCNL”).

Effective date and duration:	Permanent contract, with effect from September 1, 2022.

Classification:	Manager.

Role and duties:	General Manager.

Place of work:	The place of work will be at the offices of the Company in Milan, or at your home office from time to time as may be the case; in order to carry out your duties, you may be required to travel outside your workplace, in Italy and abroad.

Working hours:	Due to the qualification and the duties exercised, you will not be subject to any constraints or time limits.

Fixed salary:	Your gross annual salary is € 610.000,00 (euro six hundred ten thousand/00), paid in twelve (12) deferred months. The portion exceeding the minimum envisaged by the CCNL is to be understood as the super minimum that can be absorbed. The aforementioned amount is to be understood as all-inclusive of any other salary and /or indemnity[7] item connected to the performance of your functions (e.g. travel allowance, etc.).

Expenses:	‘The Company shall reimburse you for all out-of-pocket expenses incurred by you which are specifically related to your Role and Duties and fall under the guidelines of the company’s expenses policy. You shall be responsible for payment of all other expenses including but not limited to any required annual and other professional and licensing dues or fees as applicable to your area of expertise.

Short Term Incentive Plan:	As per our agreement, there will not be a Short-Term Incentive Plan as a part of your Permanent Employment Agreement.

Medium/Long Term Incentive Plan:	You are entitled to a Medium/Long Term Incentive Plan (hereinafter “M/LTIP”). In particular, you will be entitled to the following una tantum amounts at the occurrence of the following conditions and terms:

STI Payments	Milestone	Base Milestone Payment	Threshold Date	Expected Date	High Performance Date	Threshold Payment (EUR)	Expected Payment (EUR)	High Performance Payment (EUR)
First Production from Gradizza (requires minimum of 3 months continuous revenue after First Revenue threshold date before STI #1 payment made		€250,000	12/31/2024	6/30/2024	12/31/2023	€125,000	€250,000	€375,000
First Production from Trava 2 or 3 (require a minimum of 3 months continuous revenue after First Revenue threshold STI #2 date before payment made)		€250,000	12/31/2026	6/30/2026	12/31/2025	€125,000	€250,000	€375,000
Direct Listing (of either BRC Exploration STI #2 Holdings or AleAnna SPA on AIM or LSE)		€250,000	5/31/2024	11/30/2023	8/31/2023	€125,000	€250,000	€375,000

Threshold date multiplier = 0.5x

Expected date multiplier = 1.0x

High Performance date multiplier = 1.5x

It is hereby agreed that, given the exceptional nature of the una tantum amount of the M/LTIP. the amounts eventually paid will not have any effect on. and will not be considered as part of. the direct and non-direct salaries.

Corporate positions:	During the course of the employment relationship, you will also hold the position of Director of the Company, Chief Executive Officer and Chief Commercial Officer. In this case, you will be paid a specific fee, which will be regulated by a specific contract. It is understood that your managerial relationship and that of directorship are inseparably connected, so that the failure of one - for whatever reason - determines the automatic and necessary termination of the other as well; therefore, in the event of your resignation from one of the two relationships, the same must necessarily be understood as also referring to the other relationship (or, in any case, conventionally constitute, for the benefit of the Company, just cause for withdrawal from the same).

Holiday:	You will be entitled to 35 days of yearly holidays, as provided by art. 7 of the CCNL.

Notice:	In case of termination of the relationship not for cause, except for what is provided in the following paragraph, art. 23 of the CCNL will apply.

Right of withdrawal:

The following freedom of withdrawal clause is expressly agreed, even in the face of your commitment to resign from any relationship and/or office and/or position at the request of the reference Shareholder:

a)       In the event that (a) you resign from the managerial and/or directorship at the request of the relevant Shareholder, or (b) in case of change of control as defined below, or (c) in case of a material reduction in your annual base salary or emolument, or (d) the Company transfers you without consent to a place of employment outside Milan, or (e) in case of any other action or inaction that constitutes a material breach by the Company of its obligations to you under the Permanent Employment Agreement or Director Agreement, you will be paid a total amount, as an incentive to leave, equal to 2 (two) Years Base Pay (gross annual salary). This amount will replace and absorb any notice and additional indemnity (provided for by the CCNL) that may be due.

b)       The right to disbursement of the above amount will not arise where the request for resignation by the reference Shareholder (or the termination of the relationship) is contextual to the assignment, by the same reference Shareholder, of another employment relationship or Director Agreement at least equivalent to that covered.

c)       Within six (6) months of a Change in Control, you will be paid an amount equal to 2 Years Base Pay (gross annual salary). This amount will replace and absorb any notice and additional indemnity (provided for by the CCNL) that may be due.

d)       Without prejudice to the termination of relationships (management and directorship), the amounts referred to in the previous letters a) will be paid subject to the signing of a settlement report pursuant to Article 2113 of the Italian Civil Code and Article 410 of Code of Civil Procedure, with your waiver of any further claim and/ or action and/or request against the Company and any other company in the Group.

Change of Control:	“Change in Control” means the first to occur of: (a) the liquidation of the Company; (b) the sale of all or substantially all I of the assets of the Company or property interests therein, (c) provided that an initial public offering has not taken place, the date on which the Company and its affiliates cease to own, in the aggregate, at least 49% of Quota owned by the Company: and (d) from and after an initial public offering, the date on which the Company and its affiliates cease to own, in the aggregate, at least 10% of the beneficial ownership of the Company.

Fringe benefits:	You will have a Company car of your choice, through a long-term rental contract in the Company’s name, with a monthly fee of up to € 2.500 + VAT. You will have a Company mobile phone at your disposal: the related expenses will be charges to be borne by the Company in accordance with the provisions of the Company’s policy on the matter. You will also have assigned a Personal Laptop.

Insurance protections:	●	Health Insurance through FASI in the amount stipulated by the CCNL;
	●	Additional Health Insurance for expenses in excess of FASI coverage;
	●	Permanent disability and death insurance due to disease, and due to professional or extra professional injuries in the amount stipulated by the CCNL;
	●	Directors and Officers Insurance.

Additional Health Insurance for expenses in excess of FASI coverage, Permanent disability and death insurance due to disease, and due to professional or extra professional injuries and Directors and Officers Insurance will be provided by executing specific contracts with primary insurance companies active in the Italian market by 15 September 2022.

Social security protections:	The Company, in relation to your contribution position, undertakes to pay Previndai a contribution equal to 7% of your base salary. The mandatory contributions will be paid to INPS and INA1L

Non-Solicitation obligations:

Without prejudice to the obligations of fidelity and confidentiality established by the law and the contract, you acknowledge that the activity carried out by the Company requires particular confidentiality. You shall not for a period of one (I) year after the Date of Termination, for whatever reason, directly or indirectly through any Person, agent, employee or representative:

●	hire, engage or take away or attempt to hire, engage or take away or otherwise interfere with any Person employed or contracted by the Company (whether as a director, officer, employee, servant, agent, Contractor or representative);
●	solicit, interfere with or endeavour to direct or entice away any customer, client or any Person, firm or Company dealing with the Company;
●	engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act in concert, with any third party to propose or effect any takeover bid, amalgamation, merger, arrangement or other business combination with respect to the Company or substantially all of the assets of the Company or to propose or effect any acquisition or purchase of any assets of the Company;
●	-take any action in furtherance of any of the foregoing, whether for or on your behalf or for any entity in which you shall have a direct or indirect interest (or any Affiliate or Associate of any such entity) whether as a proprietor, partner, co-venturer, financier, investor or shareholder, director, officer, employer, employee, servant, agent, representative or otherwise.

For anything not provided for in this Agreement, the provisions of the law and the CCNL shall apply.

Please return this signed confirmation and full acceptance of its content to us.

September 1, 2022

/s/ William Dirks
William Dirks
Sole Administrator

/s/ Marco Brun
Marco Brun

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